MASTERWORKS



LYNETTE YIADOM-BOAKYE

31.8%

Similar Sales Appreciation Rate[1]

59% SOLD OUT

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Why Do We Like This Work?

17.0%

Total Net Return[2] (144 Days Held) From An April Exit[3] For A Smaller Yiadom-Boakye Portrait.[4]

Overview:



Initial Offering Price

$411K

Sold For

$500K

Profit From ***$10K Investment***

$1,666 (After Fees)

Past performance not indicative of future returns.

31.8%

Similar Sales Appreciation Rate ('13-'23)


$2.0M
$1.5M
$1.0M
$0.5M
2015
2016
2017
2018
2019
2020
2021
2022
2023

42.5%

Annual Record Price Growth Rate ('13-'24)[5]



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MASTERWORKS

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, or investment advice. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

'Progress' percentage reflects the percentage of the total offering for which investors have initiated a subscription on the website's buyflow. This includes subscriptions that have closed for which shares have been issued, subscriptions that have been funded, but are not yet closed, subscriptions that been signed (i.e. reserved), but not yet funded and subscriptions that have been initiated whereby a person has entered the number of shares and amount they wish to purchase, but has not yet completed the subscription. Since some of these potential investors will ultimately not complete the purchase, the progress percentage always reflects the higher end of the range of subscriptions received at any given point in time.

1. Selected similar sales provide an estimate of the historical appreciation rate of the specific artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar works selected will include all works by the same artist believed to have features and characteristics that are similar to the subject artwork, which may include size, medium, color, composition elements, period of creation and other features. The applicable time period for which we calculate Selected Similar Sale Appreciation is from the earliest date that an artwork by the artist was sold at public auction until the most recent date prior to the qualification of an applicable offering that the Masterworks public sale database has been updated. Although the artworks selected for inclusion in the set of similar works have similar characteristics to the subject artwork, each individual artwork is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that our estimate of the historical appreciation rate of an artwork is correct or predictive of future value.
2. 'Total net return' refers to the percentage change or multiple of the amount distributable in respective Class A shares net of all fees and expenses, calculated from the offering closing date (11/30/2023) to the date the sale is consummated (04/22/2024).
3. Masterworks has offered over 400 works and realized illustrative total net returns of 20.3%, 31.7%, and 32.6% (not inclusive of unsold works which may be lower).
4. Exited work is not included in set of similar sales to Offering, which comprise paintings by Lynette Yiadom-Boakye with the following criteria: Multi-figure paintings on canvas created after 2005.
5. Record Price Growth reflects the frequency at which a new record hammer price at auction is achieved by the artist which can be indicative of the artist's market momentum and growth rate. The applicable time period for which we calculate Record Price Appreciation is from the earliest date that an artwork by the artist was sold at public auction until the most recent date for which a record price exists prior to the qualification of an applicable offering that the Masterworks public sale database has been updated.

Masterworks, LLC is located at 225 Liberty St, 29th Floor, New York, NY 10281.